EXHIBIT 10.14

                  ANHYDROUS AMMONIA PURCHASE AGREEMENT (AMRO)


This ANHYDROUS AMMONIA PURCHASE AGREEMENT dated as of October 18, 1996, among MISSISSIPPI CHEMICAL CORPORATION, a Mississippi corporation, together with its successors and permitted assigns ("MCC"), FARMLAND INDUSTRIES, INC., a Kansas corporation, together with its successors and permitted assigns ("Farmland"), and FARMLAND MISSCHEM LIMITED, a limited liability company organized under The Companies Ordinance of The Republic of Trinidad and Tobago, together with its successors and permitted assigns ("Seller").

                              W I T N E S S E T H:

WHEREAS, Seller is developing and will own and operate an anhydrous ammonia production facility which will be located on the island of Trinidad in The Republic of Trinidad and Tobago, and which is expected to be capable of producing approximately 650,000 tonnes of anhydrous ammonia per year; and

WHEREAS, Seller wishes to sell its total anhydrous ammonia output to MCC and Farmland, and MCC and Farmland wish to purchase from Seller, each on an individual but not joint basis, a portion of the total anhydrous ammonia output produced by the Facility, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, MCC and Farmland hereby mutually agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

1.1    Definitions.

       Each of the following capitalized terms when used herein shall have the meaning indicated below:

       "Accumulation Account" means a notional account established for each Buyer on the books of Seller to which are credited (a) all Excess payments made by such Buyer pursuant to Section 2.6.1 and (b) all Dollar Credits earned by such Buyer pursuant to Section 2.5.2.

       "Adjusted Price" means the Ammonia Market Price less five percent (5%).

       "Agreement" means this Anhydrous Ammonia Purchase Agreement dated as of October 18, 1996, among MCC, Farmland and Seller, including all Exhibits hereto, as such may be amended, supplemented, restated, novated, renewed or modified from time to time.

       "Ammonia Floor Price" means $(confidential treatment has been requested) USD per tonne of Delivered Product or Deemed Delivered Product for the period from the date hereof until the Facility 2 Conversion Date and thereafter, with respect to each Year, means the Ammonia Floor Price per tonne for Delivered Product or Deemed Delivered Product as determined in accordance with Exhibit A hereto.

       "Ammonia Market Price" means, as of any particular date, the price for anhydrous ammonia determined in accordance with Section 2.6.3.

       "Bill of Lading" means a bill of lading to be issued by the master of each Buyer's Vessel promptly after the completion of loading of such Buyer's Vessel setting forth (a) the respective dates and times of commencement and completion of loading of Buyer's Vessel; (b) the total quantity of Delivered Product; and (c) such other information as may be required pursuant to the charter party for the Buyer's Vessel and otherwise pursuant to applicable law and shipping industry practice.

       "Business Day" means a day on which business by and among banks may be carried on in The Republic of Trinidad and Tobago, New York City, Mississippi and Missouri, but in no event shall it include a Saturday or a Sunday.

       "Buyer" means either MCC or Farmland, as the case may be, and "Buyers" means both MCC and Farmland.

       "Buyer-Caused Shutdown" means a shutdown of the Facility caused solely by failure of a Buyer to take Tendered Product at a time when Seller's Storage Tanks are full, which failure was not excused by Limited Force Majeure.

       "Buyer Payment Failure" means the failure of a Buyer, which failure has continued for at least ten (10) Business Days, to make payment for Tendered Product or Deemed Delivered Product when due under this Agreement.

       "Buyer's Vessels" means any ocean-going vessels owned, controlled or hired by a Buyer for purposes of transporting Product.

       "Challenged Amount" has the meaning set forth in Section 3.3.

       "Commencement Date" means the date following the earlier to occur of Provisional Completion or Substantial Completion.

       "Consent and Agreement" has the meaning set forth in Section 11.1.3.

       "Coordinating Committee" means the Savonetta Pier Coordinating Committee comprised of representatives of NGC, NEC, Seller and any other participant as may be advised by NGC and NEC from time to time.

       "Deemed Delivered Product" means, with respect to any particular time period during which a Buyer Payment Failure is not in existence, the aggregate tonnage of Product that Seller was unable to produce during such time period solely as a result of a Buyer-Caused Shutdown; provided that Deemed Delivered Product for any particular time period shall not exceed the product of (a) 1600 tonnes and (b) the number of days or portions thereof (rounded to the nearest hour) of Buyer-Caused Shutdown within such period.

       "Deliver," "Delivery" and "Deliveries" refer to the actual transmission of Product by Seller to a Buyer at the Delivery Point.

       "Delivered Product" means Product actually Delivered to a Buyer pursuant to this Agreement. For the sole purpose of determining which week's Ammonia Market Price is in effect, Product is considered to be Delivered Product upon completion of loading of the Buyer's Vessel upon which such Product is to be transported, as evidenced by the relevant Bill of Lading.

       "Delivery Point" means the flanged inlet pipe of a Buyer's Vessel.

       "Delivery Shortfall" has the meaning set forth in Section 3.1.4.

       "Dollar" or "$" means United States dollars.

       "Dollar Credit" means the credit, expressed in Dollars, accorded to a particular Buyer pursuant to Section 2.5.2 in connection with all payments by such Buyer wiht respect to Deemed Delivered Product.

       "EPC Contract" means that certain Engineering, Procurement and Construction Contract dated as of December 20, 1995, between
       Seller and The M. W. Kellogg Company, as may be amended, supplemented, novated, suspended, restated or modified from time to time.

       "Excess" has the meaning set forth in Section 2.6.1.

       "Eximbank Conversion Date" means the date of funding of a direct term loan for the Facility provided by the Export-Import Bank of the United States pursuant to the Financing Documents to which it is a party.

       "Facility" means the anhydrous ammonia production facility (including the Seller's Storage Tanks and the facilities used to transport Product to the Delivery Point) to be designed, financed, constructed, owned, maintained and operated by Seller on the island of Trinidad in The Republic of Trinidad and Tobago, with a designed production capacity of approximately 650,000 tonnes of anhydrous ammonia per Year.

       "Facility 2 Conversion Date" means the date on which Facility 1 (as defined in the Financing Documents) is converted to Facility 2 (as defined in the Financing Documents).

       "Farmland" has the meaning set forth in the preamble to this Agreement.

       "Financing Documents" has the meaning set forth in Section 11.1.3.

       "Force Majeure" means any occurrence or circumstance (a) which is beyond the control of the Party affected thereby, (b) which is not the result of fault or negligence on the part of the Party affected thereby, and (c) whose effects could not have been avoided or overcome by exercise of due diligence and reasonable efforts on the part of the Party affected thereby. Lack of funds, market fluctuations or unfavorable market conditions shall not under any circumstances be considered Force Majeure.

       "Lender" means the financial institutions providing construction and/or permanent financing for the Facility pursuant to the Financing Documents.

       "Limited Force Majeure" means any occurrence or circumstance that would be encompassed within the definition of Force Majeure set forth in this Agreement, excepting:

               (a) maritime casualties to Buyers' Vessels (other than as such casualties result from war),

               (b) weather conditions to the extent such conditions impair movement of Buyers' Vessels,

               (c) labor disturbances carried out by Buyers' employees or the crew of Buyers' Vessels,

               (d) commercial unavailability of suitable ocean transport vessels with which to take timely receipt of Tendered Product (other than as such unavailability results from war), or

               (e) unavailability of the port or other receiving facilities at which Buyer's Vessels are intended to be unloaded.

       "MCC" has the meaning set forth in the preamble to this Agreement.

       "Month" means, with respect to the first Month after the Commencement Date, the period commencing on the Commencement Date and ending at 12:00 midnight on the last day of the first complete calendar month to follow the Commencement Date, and thereafter means each succeeding calendar Month during the remainder of the Term.

       "NEC" means The National Energy Corporation Limited, a company incorporated under the laws of The Republic of Trinidad and Tobago, together with its successors and permitted assigns.

       "NGC" means The National Gas Company of Trinidad and Tobago Limited, a company incorporated under the laws of The Republic of Trinidad and Tobago, together with its successors and permitted assigns.

       "Parties" means Buyers and Seller, collectively, and "Party" means either of the Buyers or Seller, individually, as the case may be.

       "Performing Buyer" means, with respect to any period in which there is a Buyer Payment Failure, the Buyer which did not commit the Buyer Payment Failure.

       "Pier" has the meaning set forth in the Pier and Harbour Usage
       Agreement.

       "Pier and Harbour Usage Agreement" means the Pier and Harbour Usage Agreement, dated October 18, 1996, among NGC, NEC and Seller as such may be amended, supplemented, novated, suspended, extended or modified from time to time.

       "PLIPDECO" means the Point Lisas Industrial Port Development Corporation Limited, a company duly incorporated under The Companies Ordinance Chapter 31 No. 1 of the 1950 Laws of Trinidad and Tobago and having its registered office at PLIPDECO House, Orinoco Drive, Point Lisas Industrial Estate, Couva, in the Island of Trinidad.

       "Product" means anhydrous ammonia produced at the Facility.

       "Provisional Completion" means the Facility's achievement of "Provisional Completion" in accordance with (and as that term is defined in) the EPC Contract.

       "Seller's Storage Tanks" means the two 40,000-tonne capacity tanks in which Seller stores Product.

       "Substantial Completion" means the Facility's achievement of "Substantial Completion" in accordance with (and as that term is defined in) the EPC Contract.

       "Tendered Product" means, without double counting, Product that is immediately available in Seller's Storage Tanks for Delivery to a Buyer.

       "Term" means the period commencing on the date hereof and expiring on the earlier of the Eximbank Conversion Date or the date which is twelve (12) Years after the Facility 2 Conversion Date (unless terminated pursuant to Section 8.2).

       "Tonnage Credit" means the credit, expressed in tonnes, accorded to a particular Buyer pursuant to Section 2.5.1 in connection with all payments made by such Buyer with respect to Tendered Product which is not Delivered but paid for pursuant to Section 2.3 or Section 2.4. Tonnage Credits must be used against the next available Product delivery.

       "tonne" means a metric ton of 2,204.6 pounds.

       "Year" means, with respect to the first Year, the period commencing on the Commencement Date and ending at 12:00 midnight on the last day of the twelfth Month to follow the Commencement Date, and thereafter means each succeeding twelve (12) Month period during the remainder of the Term.

                                   ARTICLE 2
                         PURCHASE AND SALE OF PRODUCT

2.1 Purchase and Sale; Right of First Refusal. Seller agrees to sell and Deliver Product to Buyers, and each Buyer agrees to purchase and accept Delivery of Product from Seller, in accordance with the terms and conditions of this Agreement. Buyers shall have a right of first refusal to all Product and, except as expressly authorized by this Agreement, Seller shall not sell or otherwise transfer Product to any person or entity other than Buyers without Buyers' prior written consent. During the pendency of any Buyer-Caused Shutdown, or a Buyer Payment Failure, or an event of default by a Buyer, or an event of Force Majeure which prevents or impairs a Buyer's performance of its obligations hereunder, Seller may sell Product otherwise reserved for such Buyer pursuant to this Agreement and in excess of amounts which such Buyer is then able to accept from Seller to persons or entities other than such Buyer for the duration of such event (including completion of delivery of Product sold to a third party which sale commenced prior to the end of such event), provided that Seller shall first have offered such Product to the other Buyer.

2.2    Scheduling of Production and Lifting.

       2.2.1 Scheduling of Seller's Production. Seller shall use reasonable efforts, under normal operating conditions for the Facility, to maximize Facility output and maintain a steady flow of Tendered Product, but the Parties acknowledge that production may be reduced as necessary from time to time to accommodate scheduled or unscheduled maintenance, emergencies or other operational constraints. Seller shall plan periods of scheduled maintenance with Buyers so as to coordinate, to the greatest extent practicable, and subject to Seller's obligation under the Financing Documents, reductions in the Facility output with Buyers' scheduling requirements for Deliveries of Product. Buyers and Seller shall cooperate to the extent practicable in the scheduling of Deliveries to take into account the shipping requirements of each Buyer and the capacity of Seller's Storage Tanks.

       2.2.2 Scheduling of Buyers' Lifting. It is recognized by the Parties that due to the location of the Facility, ocean transportation will be required to deliver Tendered Product to the markets where it will be sold or used by each Buyer. Transportation and other activities on Buyers' side of the Delivery Point will be Buyers' sole responsibility. Additionally, and without prejudice to each Buyer's respective obligations under Sections 2.3 and 2.4, it is recognized by the Parties that due to the differing sizes of Buyer's Vessels, it will not be possible for each Buyer to purchase exactly fifty percent (50%) of the Tendered Product available at any given time or over any given period of time. Prior to the Commencement Date, Buyers will determine which Buyer will take delivery of the first Tendered Product (and if they are unable to agree, it will be Farmland), and thereafter, it will be the obligation of whichever Buyer has taken Delivery in the aggregate of the lesser amount of Tendered Product to take Delivery of and pay for the next available Tendered Product.

2.3 Buyer's Obligation Prior to Buyer-Caused Shutdown or Buyer Payment Failure. During any period in which no Buyer-Caused Shutdown or Buyer Payment Failure is in effect, Buyers shall take Delivery of and pay for all Tendered Product, in accordance with the provisions of this Agreement, except to the extent that such obligation may be suspended by the occurrence of Limited Force Majeure; provided, however, that the failure of Buyers to take Delivery of Tendered Product shall not be an event of default for so long as Buyers perform their obligations under
       Section 2.4.1 or 2.4.2 as applicable.

2.4    Effect of Buyer-Caused Shutdown and Buyer Payment Failure.

       2.4.1 Buyers' Obligations During Buyer-Caused Shutdown. In addition to the obligations of Buyers under Section 2.3, but subject to
               Section 2.4.2, each Buyer shall, with respect to each Buyer-Caused Shutdown, pay for (a) fifty percent (50%) of the Deemed Delivered Product and (b) fifty percent (50%) of the undelivered Tendered Product attributable to such Buyer-Caused Shutdown. Each such amount shall be priced as provided in
               Section 2.6 and shall be billed and payable pursuant to
               Article 3.

       2.4.2 Rights and Obligations of Performing Buyer after Buyer Payment Failure. During the existence of a Buyer Payment Failure, in lieu of the obligations set forth in Sections 2.3 and 2.4.1, but subject to Lender's rights under the Consent and Agreement, the Performing Buyer shall be obligated, except to the extent that such obligation may be suspended by Limited Force Majeure, to take or pay for if not taken the lesser of (a) all Tendered Product or (b) 27,000 tonnes per Month of Tendered Product (appropriately prorated for any Month in which a Buyer Payment Failure is in effect for only part of the Month). Upon occurrence and during the existence of a Buyer Payment Failure, the Performing Buyer shall have a right of first refusal to purchase all or any portion of Tendered Product in excess of 27,000 tonnes per Month. All amounts of Tendered Product taken or paid for pursuant to this Section 2.4.2 shall be priced as set forth in Section 2.6.1 and shall be billed and payable pursuant to Article 3.

2.5    Buyers' Make-Up Rights.

       2.5.1 Tonnage Credits. Each Buyer shall receive a Tonnage Credit in connection with all payments made by such Buyer, pursuant to
               Section 2.3 or Section 2.4, for Tendered Product which is not Delivered Product, provided such payment is not then held in the escrow account for Challenged Amounts described in Section
               3.3. Such credit shall entitle whichever Buyer made such payment to receive, without further payment, future Delivery of the same tonnage of Product as was covered by the payment in question in accordance with Section 3.2.2. Any Tonnage Credits outstanding as of the end of the Term shall entitle the Buyer holding such Tonnage Credits to take Delivery of a corresponding tonnage of Tendered Product at Buyer's convenience at or after the end of the Term, but upon reasonable advance notice to Seller, until such Tonnage Credits have been fully utilized.

       2.5.2 Dollar Credits. Each Buyer shall receive a Dollar Credit (which shall be credited to such Buyer's Accumulation Account) in connection with all payments made by such Buyer with respect to Deemed Delivered Product, provided such payment is not then held in the escrow account for Challenged Amounts described in
               Section 3.3. Such credit shall entitle whichever Buyer made such payment to apply the Dollar amount of the Dollar Credit from time to time as a credit against the price then applicable to future Tendered Product in accordance with Section 3.2.3.

2.6    Price.

       2.6.1   Price for Tendered Product.

               (a) Until the earlier of (i) the end of the twelfth Year following the Facility 2 Conversion Date or (ii) the date on which the construction and term debt financing outstanding under the Financing Documents have been paid in full, the price for Tendered Product shall be the greater of (x) the Adjusted Price, or (y) the Ammonia Floor Price; provided, however, that for any shipment for which a Buyer pays the Ammonia Floor Price, the amount ("Excess") which such Buyer paid in excess of the Adjusted Price shall be credited to such Buyer's Accumulation Account.

               (b) Upon the expiration of the period described in Section 2.6.1(a), the price for Tendered Product shall be the Adjusted Price.

       2.6.2 Price for Deemed Delivered Product. The price of Deemed Delivered Product shall be the Ammonia Floor Price.

       2.6.3 Ammonia Market Price. The Ammonia Market Price in effect for any given calendar week will equal the average of the averages of the high and low "FOB Caribbean" posted prices per tonne for anhydrous ammonia for the previous week as quoted by each of Green Markets, Fertilizer Market Intelligence Weekly, Fertecon Weekly Ammonia Fax, and FMB Fertilizer Bulletin. If any of the foregoing publications should cease publication, cease quoting such prices or change the method by which it determines such weekly average prices, the Parties shall agree on a replacement publication if available. Pending determination of a replacement publication or methodology for determining the Ammonia Market Price, the Ammonia Market Price shall be determined by reference to the remaining publications.

                                   ARTICLE 3
                              BILLING AND PAYMENT
3.1    Billing.

       3.1.1 Delivered Product. Not later than three Business Days after completion of each Delivery to a Buyer, Seller shall prepare and deliver to such Buyer a billing statement (together with the relevant Bill of Lading) showing (a) the total tonnage of Delivered Product included in such Delivery (b) the price per tonne payable for such quantity of Delivered Product, determined in accordance with Section 2.6, and (c) the aggregate price owing in respect of such Delivered Product.

       3.1.2 Undelivered Tendered Product -- No Buyer Payment Failure. If a Buyer-Caused Shutdown has occurred and has continued for a period of ten (10) days or more, and no Buyer Payment Failure has occurred and is then continuing, Seller may prepare and deliver to each Buyer (on no more than one occasion during each separate period of Buyer-Caused Shutdown) a billing statement showing
               (a) the total tonnage of Tendered Product which is in Seller's Storage Tanks and available for Delivery, (b) the price per tonne payable for such quantity of Tendered Product, determined in accordance with Section 2.6 as if such Product had been Delivered on the date of such billing statement, and (c) the aggregate price owing by such Buyer pursuant to Section 2.4.1 in respect of fifty percent (50%) of such Tendered Product.

       3.1.3 Deemed Delivered Product -- No Buyer Payment Failure. If a Buyer-Caused Shutdown has occurred, and no Buyer Payment Failure has occurred and is then continuing, Seller may prepare and deliver to each Buyer not more frequently than every seven (7) days during such Buyer-Caused Shutdown and after the end of such Buyer-Caused Shutdown, a billing statement showing (a) the total tonnage of Deemed Delivered Product attributable to the portion of the Buyer-Caused Shutdown covered by such billing statement, and (b) the aggregate price owing by each Buyer, pursuant to
               Section 2.4.1, in respect of such tonnage of Deemed Delivered Product.

       3.1.4 Undelivered Tendered Product During Buyer Payment Failure. Following the end of any Month during which (a) a Buyer Payment Failure was in effect and (b) the Performing Buyer took Delivery of less than the quantity of Tendered Product which it was obligated to take or pay for pursuant to Section 2.4.2 (the amount in tonnes by which such Buyer's obligations for any such Month exceeded the amount of Tendered Product actually Delivered to that Buyer during such Month being referred to herein as a "Delivery Shortfall"), Seller may prepare and deliver to the Performing Buyer (in addition to any other billing statements submitted for the corresponding Month in accordance with this
               Section 3.1) a billing statement showing (i) the amount of the Delivery Shortfall, (ii) the price per tonne payable for the Delivery Shortfall, determined in accordance with Section 2.6 as if the undelivered Tendered Product had been Delivered on the last day of the relevant Month, and (iii) the aggregate price owing by such Buyer with respect to such Delivery Shortfall.

       3.1.5 Statement of Credits. Each billing statement delivered by Seller to a Buyer shall be accompanied by a statement of
               (a) the positive balance, if any, in such Buyer's Accumulation Account, and (b) the total amount of any outstanding Tonnage Credit available to such Buyer.

3.2    Payment.

       3.2.1   Generally.

               (a) Each Buyer shall make payment of the amount owing (taking into account any credits to which such Buyer may be entitled and which such Buyer then elects to use) pursuant to a billing statement delivered to such Buyer pursuant to Section 3.1 not later than thirty
                      (30) days after the date of such billing statement.

               (b) Each Buyer shall, subject to Sections 3.2.2, 3.2.3 and 3.3, make payments to Seller in Dollars in immediately available funds at the account to be established with LaSalle National Bank, a bank organized under the laws of the United States of America, as Revenue Trustee.

       3.2.2 Application of Tonnage Credits. Each Buyer, provided such Buyer is not then in default under this Agreement, shall apply any unused Tonnage Credit as an offset against the total charges (regardless of the current price per tonne) applicable to an equivalent number of tonnes of Tendered or Delivered Product for which such Buyer has been billed in the next successive billing statements rendered pursuant to this Agreement.

       3.2.3 Application of Accumulation Account Balance. Each Buyer, provided such Buyer is not then in default under this Agreement, shall be entitled to apply any positive balance in its Accumulation Account as an offset against charges shown as owing from such Buyer in any particular billing statement rendered pursuant to this Agreement; provided, however, that any positive balance in a Buyer's Accumulation Account from time to time may be applied, in whole or in part, only when the Adjusted Price exceeds the Ammonia Floor Price by an amount greater than $10 per tonne. Whenever the Adjusted Price reflected in any billing statement to a Buyer exceeds the Ammonia Floor Price by an amount greater than $10 per tonne, such Buyer shall pay the Ammonia Floor Price plus $10 for each tonne covered by such billing statement, with the difference to the Adjusted Price being satisfied by a debit to such Buyer's Accumulation Account to the extent that there is a positive balance.

3.3 Disputes. Each Buyer shall inform Seller and the other Buyer by written notice of any objection that it may have with respect to any billing statement (including any credits applicable thereto) within ten (10) days following such Buyer's receipt of such statement, identifying in such notice the amount of the stated charges which it questions or challenges (the "Challenged Amount"). Failure by a Buyer to notify Seller of a dispute with respect to any particular billing statement within the time period set forth in the first sentence of this Section
       3.3 shall constitute acceptance by such Buyer of Seller's determination of the payment amount due in respect of the Product or Deemed Delivered Product covered by such statement. Each Buyer shall pay the total undisputed amount of each billing statement rendered to such Buyer within the thirty (30) day time period specified for payments in
       Section 3.2.1(a) and, for so long as Seller is subject to the Financing Documents, shall deposit any Challenged Amount in an interest-bearing escrow account to be maintained by a security trustee designated by the Lender. Upon resolution of the dispute, the Challenged Amount, with a proportionate share of accrued interest thereon, shall be distributed to the Party or Parties found to be entitled thereto. The Parties shall work in good faith to resolve any dispute concerning a Challenged Amount, and if they are unable to resolve such dispute within sixty (60) days following delivery of a Buyer's written objections to Seller, either Party may initiate arbitration with respect to such dispute in accordance with Article 10. If there is no dispute by Seller with respect to any particular Challenged Amount, Seller shall credit the appropriate Buyer for all payments, if any, received in respect of such Challenged Amount and shall reduce the amount owing from such Buyer with respect to the billing statement in dispute by such Challenged Amount. No billing dispute between Seller and either Buyer, or between Buyers, shall relieve either Buyer or both Buyers, as applicable, of any of its or their obligations, as the case may be, hereunder.

3.4 Late Payments. Late payments by a Buyer or Seller (including any Challenged Amounts not required to be deposited in escrow pursuant to
       Section 3.3 which are subsequently determined to be owing) will bear interest from the date the payment was due until paid in full at an annual interest rate equal to the rate posted by CitiBank, N.A., from time to time as its floating reference commercial lending rate plus two percent (2%).

3.5 Currency. Seller shall invoice Buyers for payment, and Buyers shall make payments to Seller, in Dollars.

3.6 Refund of Positive Accumulation Account Balance. If the Term hereof ends on a date other than the Eximbank Conversion Date, any positive balance outstanding in a Buyer's Accumulation Account existing as of the end of the Term shall entitle such Buyer to a refund from Seller equal to the full Dollar amount of such balance, payable not later than thirty (30) days after the end of the Term.

                                   ARTICLE 4
                                  COMMENCEMENT

4.1    Commencement of Product Deliveries.  Until the Commencement Date,
       (a) Buyers shall have no obligation under this Agreement to accept or pay for Product, and (b) Seller shall have no obligation under this Agreement to tender Product to Buyers. After the end of the Term, Buyers shall have no obligation under this Agreement to accept Product and Seller shall have no obligation under this Agreement to tender Product to Buyers, other than fulfillment of Seller's obligation to deliver Product as a result of unused Tonnage Credits.
'
                                   ARTICLE 5
                  DELIVERY, TITLE, SHIPPING AND CARGO HANDLING

5.1 Delivery. Seller shall deliver all Product to be sold pursuant to this Agreement to the Delivery Point.

5.2 Title; Risk of Loss; Custody and Control. Title to, risk of loss for, and custody and control of Tendered Product will pass from Seller to Buyer when such Product is transferred to Buyer's side of the Delivery Point.

5.3 Scheduling and Loading Procedures. Each Buyer shall comply with all policies, rules and regulations (including the procedures for scheduling the arrival, loading and departure of such Buyer's Vessels), promulgated from time to time by the Coordinating Committee.

5.4 Compliance with Governmental Regulations. Each Buyer shall assure that all Buyer's Vessels utilized by it to take Delivery of Product shall at all times be operated in full compliance with all applicable national and local laws and regulations of The Republic of Trinidad and Tobago. Seller shall have the right to reject any Buyer's Vessel not in compliance herewith and therewith.

5.5 Port Dues and Freight Tax. All normal Port dues and any and all other charges (including any items chargeable to Seller under the Pier and Harbour Usage Agreement) shall be for Buyer's account, including expenses, if any, of shifting berth if such shifting is attributable to such Buyer's Vessel or such Buyer. Any freight tax imposed on or required to be withheld by a Buyer by the Government of The Republic of Trinidad and Tobago or any subdivision or agency thereof, and any interest or penalty relating thereto assessed to be payable thereon shall be the sole responsibility of the affected Buyer, and each Buyer shall hold Seller harmless against and indemnified from such freight tax relating to such Buyer's purchases.

                                   ARTICLE 6
                                  MEASUREMENT

6.1 Measurement. The quantity of Product loaded on each Buyer's Vessel will be determined by a draft survey of such Buyer's Vessel conducted by an independent surveyor selected and paid by Buyer and reasonably acceptable to Seller. Tendered Product in Seller's Storage Tanks will be measured in accordance with normal commercial practices in the ammonia industry.

                                   ARTICLE 7
                                 FORCE MAJEURE

7.1 Suspension of Performance. If an event of Force Majeure precludes any Party from performing any of its obligations under this Agreement, other than failure to make a payment when due, then the obligation of such Party will be suspended to the extent made necessary by such event of Force Majeure, and such Party will give prompt notice to the other Parties of the nature and estimated duration of such Force Majeure event and its anticipated effect on the affected Party's ability to perform.

7.2 Action to Overcome Force Majeure. The Party affected by an event of Force Majeure shall take or perform any and all reasonable actions necessary and appropriate to mitigate and overcome the effects of the event of Force Majeure; provided, however, that a Party will not be required or obligated to settle strikes or other labor disputes in order to overcome an event of Force Majeure or to mitigate its effect, or to perform any other action in order to overcome an event of Force Majeure if and to the extent such action would be contrary to, constitute a violation of or in any way be prevented by any applicable laws or permits.
                                   ARTICLE 8
                                    DEFAULT

8.1 Events of Default. An event of default will be deemed to have taken place upon the occurrence of any of the following:

       8.1.1 Failure to Pay. A Party shall fail to make payments of any amount which is due to another Party hereunder and such failure extends for more than ten (10) Business Days after the due date for such payment;

       8.1.2 Failure to Perform Other Obligations. A Party shall fail to perform any of its covenants or obligations (other than obligations which are subject to Section 8.1.1) under and in accordance with this Agreement and such failure is not cured within thirty (30) days after the defaulting Party's receipt of notice of such failure from the non-defaulting Party (or such longer period as may be reasonably necessary to effectuate such cure if the default is not curable within thirty (30) days but not exceeding ninety (90) days after the defaulting Party's receipt of notice of such failure from the non-defaulting Party); provided that appropriate steps to effectuate such cure are diligently commenced and pursued by the defaulting Party.

       8.1.3 Insolvency. A Party (a) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as such debts become due, (b) shall file a petition in bankruptcy,
               (c) shall have a trustee or receiver appointed with respect to all or a portion of its properties or affairs or (d) shall have a petition in bankruptcy filed against it and shall not have caused such filing to be dismissed within ninety (90) days thereafter.

8.2 Remedies. Subject in all respects to Lender's rights under the Consent and Agreement, upon the occurrence and continuance of an event of default as provided in Section 8.1 which remains uncured beyond the applicable cure period, the non-defaulting Party may suspend performance of its obligations hereunder with respect to the defaulting Party, terminate this Agreement with respect to the defaulting Party, or take any other action or pursue any other right available to it under this Agreement; provided, however, that no such termination shall be effective unless an additional notice stating the intent to terminate the Agreement is delivered to the Party in default at least sixty (60) days prior to the effective date of the termination and the event of default in question continues on such stated effective date, and provided, further, that an event of default by one Buyer shall not constitute an event of default by the other Buyer or create any right in the other Buyer to suspend performance or terminate this Agreement. Remedies provided herein are cumulative and the exercise of one shall not limit, waive or preclude the exercise of other remedies in this
       Section 8.2 or elsewhere in this Agreement, at the same time or subsequently.

8.3 Mitigation of Damages. Each Party shall make reasonable efforts to mitigate the damages incurred by it resulting from an event of default hereunder by another Party. Upon the failure of either Buyer to take or pay for Tendered Product as required by this Agreement, Seller shall, subject to the rights of first refusal of the other Buyer pursuant to
       Section 2.1 or Section 2.4.2, as applicable, make commercially reasonable efforts to sell such Tendered Product to another purchaser, and the proceeds to Seller of any such sale (after deduction of any reasonable expenses incurred by Seller in arranging such sale) shall be credited against any amount for which the non-performing Buyer would otherwise be liable to Seller.

                                   ARTICLE 9
                                   LIABILITY

9.1 Limitation of Liability. In no event shall any Party be liable for lost profit, lost business, lost savings or other incidental, consequential, special, punitive or other indirect damages of any kind or nature whatsoever arising out of any failure by such Party to perform its obligations under this Agreement.

9.2 Disclaimer of Warranties. SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE PRODUCT. SELLER SHALL HAVE NO LIABILITY ON ACCOUNT OF DAMAGES SUFFERED BY ANY THIRD PARTIES IN CONNECTION WITH ANY DEFECT IN THE TENDERED PRODUCT. SELLER DISCLAIMS ANY LIABILITY DERIVING FROM THE MANUFACTURING, LIFTING, STORAGE, SALE, RESALE, USE OR PROCESSING OF PRODUCT AS WELL AS ANY LIABILITY DERIVING FROM INHERENT HAZARDS OF PRODUCT.

9.3 Indemnification by Buyer. Each Buyer agrees to indemnify, hold harmless and defend Seller, the Lender(s) and their respective affiliates, officers, directors, members, shareholders, employees, agents and contractors from and against any and all losses, damages, injuries, liabilities, penalties, fines, judgments, claims, demands, suits, actions, costs and expenses (including reasonable attorneys' fees) resulting from, arising out of or connected with (a) all injuries to persons or damages to property which are caused by the negligent action or inaction or willful misconduct of such Buyer or the operators of such Buyer's Vessels, or (b) the lifting, shipping, storage, resale, use or processing by any person of Product purchased by such Buyer from Seller, or (c) demurrage claims or other liability of Seller vis-a-vis NGC and NEC arising as a result of the activities of such Buyer or such Buyer's Vessels at the Pier.

9.4 Indemnification by Seller. Seller agrees to indemnify, hold harmless and defend each Buyer from and against any and all losses, damages, injuries, liabilities, penalties, fines, judgments, claims, demands, suits, actions, costs and expenses (including reasonable attorneys' fees) resulting from, arising out of or connected with all injuries to person, damages to property, or demurrage charges which are caused by the negligent action or inaction or willful misconduct of Seller in connection with the operation of the Facility or under the Pier and Harbour Usage Agreement.

                                   ARTICLE 10
               ARBITRATION; PERFORMANCE NOTWITHSTANDING DISPUTES

10.1 Arbitration. Any controversy or claim arising out of or relating to this Agreement which cannot be resolved by the Parties shall be settled by arbitration. Arbitration shall be conducted in Washington, D.C., U.S.A. The Seller and the affected Buyer (or both Buyers acting jointly, as appropriate) shall each designate one arbitrator, and the two such designated arbitrators shall mutually agree upon and designate a third arbitrator. Subject to the foregoing, arbitration shall be conducted in accordance with rules and procedures of the United Nations Commission on International Trade Law. Judgment upon the award rendered by the arbitrators may be entered in any Court having jurisdiction thereof. Arbitration awards shall be final.

10.2 Performance Notwithstanding Disputes. No Party shall suspend or terminate performance of its obligations hereunder as a result of a dispute subject to arbitration under Section 10.1 prior to the final resolution of such dispute (including a reasonable time for implementation of the arbitrators' decision) in accordance with
       Section 10.1.

                                  ARTICLE 11
                                 MISCELLANEOUS

11.1   Assignment and Assumption of Obligations.

       11.1.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

       11.1.2 Consent. No Party may assign or transfer its interest and/or obligations herein (and any such putative assignment shall, at the option of any other Party, be null and void ab initio) unless such Party first obtains the written consent of the other Parties, which consent shall not be unreasonably withheld.

       11.1.3 Collateral Assignment. Seller may assign this Agreement to the Lender as collateral for the obligations of Seller to the Lender under the documents evidencing such financing (the "Financing Documents") and to any parties acquiring the Facility by way of foreclosure or through the exercise of other remedies of the Lender, all pursuant to the terms of an agreement (the "Consent and Agreement") to be entered into among Seller, each Buyer and the Lender upon terms and conditions to be mutually agreed upon.

11.2 No Amendment. No amendment or modification of the terms of this Agreement shall be binding on any Party unless such amendment is reduced to writing and signed by each Party.

11.3 Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire agreement and understanding between Seller and Buyers as to the subject matter hereof and supersedes all prior negotiations and understandings between them.

11.4 Notices. Any notice required or permitted to be given hereunder shall be put in writing and shall be deemed to have been given when received by the Party to whom directed at the following address:

       If to Seller: Farmland MissChem Limited
                     11-13 Victoria Avenue
                     Port of Spain, Trinidad and Tobago
                     Attention:  John Prijatel, President

       If to Buyers: Mississippi Chemical Corporation
                     P.O. Box 388
                     Highway 49 East
                     Yazoo City, MS  39194
                     Attention:  Rosalyn Glascoe, Corporate Secretary

                     Farmland Industries, Inc.
                     3315 North Oak Trafficway
                     P.O. Box 7305, Dept. 65
                     Kansas City, MO  64116
                     Attention:  Vice President, Crop Production

       All notices shall be effective upon receipt. Any Party may change its address specified above by giving notice to the other Parties in accordance with the provisions of this Section 11.4.

11.5 Waiver. No waiver by any Party of any of the terms or conditions herein contained shall be effective unless the same shall be in writing and signed by the Party against whom the waiver is sought to be enforced and then shall be effective only in the specific instance and for the specific purpose for which given.

11.6 Choice of Law. This Agreement will in all respects be governed by and interpreted under the substantive laws of the State of New York, U.S.A. applicable to contracts and transactions entirely entered into and performed in the State of New York, without giving effect to conflicts of laws provisions thereof, except Section 5-1401 of the New York General Obligations Law. The parties expressly agree that the U.N. Convention for the International Sale of Goods shall be inapplicable to the construction of or in any dispute arising with respect to this Agreement.

11.7 Captions. All captions are inserted for convenience only, and will not affect any construction or interpretation of this Agreement.

11.8 Severability. Any provision of this Agreement which is or may become prohibited or unenforceable, as a matter of law or regulation, will be ineffective only to the extent of such prohibition or unenforceability and shall not invalidate the remaining provisions hereof if the essential purposes of this Agreement may be given effect despite the prohibition or unenforceability of the affected provision.

11.9 No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties hereto. Nothing in this Agreement shall be construed to create any duty to, standard of care with reference to, liability to, or right of suit or action in, any person not a Party to this Agreement.

11.10 No Legal Interest. This Agreement is intended to operate as an agreement only and nothing herein contained shall be deemed to create or be construed as creating a joint venture, an agency or a partnership among Seller and Buyers, or a demise or grant, or giving any Buyer any legal interest in the Facility or the Pier or any part thereof.

11.11 Counterparts. This Agreement may be signed in counterparts but in such case shall be deemed to be effective only after each of the signatories shall have signed and delivered to the other signatories a counterpart hereof.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first set forth above.

                              FARMLAND MISSCHEM LIMITED
                              ("SELLER")

                              By:  /s/ Robert W. Honse
                                   -------------------
                                   Robert W. Honse
                                   Director

                              MISSISSIPPI CHEMICAL CORPORATION
                              ("BUYER")

                              By:/s/ Timothy A. Dawson
                                 ---------------------
                                 Timothy A. Dawson
                                 Vice President - Finance

                              FARMLAND INDUSTRIES, INC.
                              ("BUYER")

                              By:/s/ Robert W. Honse
                                 -------------------
                                 Robert W. Honse
                                 Executive Vice President and
                                 Chief Operating Officer
                                 Ag Input Businesses


                                   EXHIBIT A

     The Ammonia Floor Price per tonne applicable with respect to each shipment of Delivered Product and each payment for Deemed Delivered Product shall be determined by reference to the "Ammonia Floor Price Matrix" which will be established as of the Facility 2 Conversion Date and will not be subject to change thereafter, except as set forth in the proviso to this sentence, and which will depict the Ammonia Floor Price applicable with respect to each Year at "Production Rates" ranging from (confidential treatment has been requested) to (confidential treatment has been requested) of (confidential treatment has been requested) tonnes per day; provided, however, that in the event that, at any time, the taxing authority of The Republic of Trinidad and Tobago shall have determined that the proper rate of withholding tax applicable to the Project should be greater or lesser than 10% (or any subsequent change in said withholding tax rate, including, without limitation, a change back to 10%), then in any and each such case, the Ammonia Floor Price Matrix shall be recalculated, taking into account the new withholding tax rate as an element of the factor titled "Interest Rate," as explained more fully below. The "Production Rate" applicable for each shipment of Delivered Product and for each purchase of Deemed Delivered Product, as the case may be, will be determined by dividing (i) the average daily production of Product from the Facility during the 180 days immediately preceding the date of shipment of such Delivered Product (or, in the case of a purchase of Deemed Delivered Product, the average daily production of Product from the Facility during the 180 days immediately preceding the last full day of production at the Facility prior to the Buyer-Caused Shutdown giving rise to such purchase) by
(ii) (confidential treatment has been requested) tonnes; provided, however, that for shipments of Product or purchases of Deemed Delivered Product during the 90 days following the Facility 2 Conversion Date, the Production Rate shall be determined by dividing (x) the average daily production of Product from the Facility during the 60-day period immediately preceding the Facility 2 Conversion Date by (y) (confidential treatment has been requested) tonnes. The format of the Ammonia Floor Price Matrix is set forth below:

(confidential treatment has been requested for the Production Rate percentages in the following table)

                                   (SAMPLE)
                         AMMONIA FLOOR PRICE MATRIX*
Produc  Year Year  Year  Year  Year Year  Year  Year Year  Year  Year   Year
 tion   1    2     3     4     5    6     7     8    9     10    11     12
 Rate

  **    $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

  %     $    $     $     $     $    $     $     $    $     $     $      $

                                       4
  %     $    $     $     $     $    $     $     $    $     $     $      $

        $    $     $     $     $    $     $     $    $     $     $      $
 %***

* Production Rates shall be rounded upwards to the nearest one percent (1%) bracket in the case of rates higher that one-half of one percent (>.50%) and shall be rounded downwards to the nearest one percent (1%) bracket in the case of rates equal to or less than one-half of one percent (.50%).
**   or more
***  or less

     With respect to each Year and each Production Rate depicted in the Ammonia Floor Price Matrix, the indicated applicable Ammonia Floor Price will be determined as of the Facility 2 Conversion Date utilizing Seller's financial model (the "Model"), a copy of which is attached as Schedule 1 to this
Exhibit A. The Ammonia Floor Price will be the calculated lowest price for anhydrous ammonia which will provide the Seller with revenues which, after deduction of all cash operating costs and expenses, are equal to (confidential treatment has been requested) of financing costs (principal and interest), Capital Expenditures and catalyst purchase expenses, all as reflected in the Model. The Model calculates Ammonia Floor Prices generally in accordance with the following formula:
                                (confidential treatment has been requested)
                                -------------------------------------------
          Ammonia Floor Price = (confidential treatment has been requested)

where:

     "P"      means scheduled annual principal amortization amount;

     "I" means scheduled annual interest payments and any withholding tax payments to be made in such year;

     "CapEx"  means scheduled annual Capital Expenditures;

     "CP" means scheduled annual catalyst purchase expenses (not major catalyst replacement);

     "OR"     means Production Rate; and

     "MC"     means scheduled annual cash operating costs and expenses

The above formula is for illustrative purposes only. More specifically, the Ammonia Floor Prices are those ammonia prices calculated by the Model when the Model is run to yield a (confidential treatment has been requested) DSCR. In connection with the calculation of the Ammonia Floor Price, the following "Variable Inputs" to the Model will be utilized:

     1. Total Debt, which will be the total principal amount of the permanent financing for the Facility;

     2. Interest Rate, which will be the weighted average rate of interest applicable to the permanent financing for the Facility and which incorporates any withholding tax payments to be made in such year;

     3. Production Rate, which will be 5% increments from (confidential treatment has been requested) to (confidential treatment has been requested) where 100% reflects average daily production of (confidential treatment has been requested) tonnes; and

     4. Capital Expenditures, which will be the sum of (i) capital expenditures presently reflected in the Model and (ii) any performance bonuses payable to The M.W. Kellogg Company under the EPC Contract which will be amortized over such period as Lender and Buyers shall agree.

All other Model Inputs are fixed and have the values presently reflected in the Model.

The parties agree that they shall, within thirty days of the date of this Agreement, provide as Exhibit B hereto a printout of the Model, showing formulas used, as the official, agreed Model. In the event of any dispute over the calculation of the Ammonia Floor Price Matrix, Exhibit B shall control.


                                   EXHIBIT B

                      [Exhibit B Is a Computer Diskette.]